Exhibit 10.18

260 – 2301 Premier Way Sherwood Park, AB T8H 2K8 Phone: (780) 440-2131 A Higher Level of Reliability rockwoodservice.com
August 21, 2025

Without Prejudice

Fiona Sutherland 7314 118 St NW

Edmonton, AB T6G 1S4

Dear Fiona:

Re:	Separation Agreement Between Rockwood Canada Shared Services Inc. and Fiona Sutherland

Further to discussions with Tal Pizzey on August 18, 2025, your last day of employment with Rockwood Canada Shared Services Inc. (the “Company”) will be September 30, 2025 (the “Separation Date”). To make your transition easier, on a without prejudice basis, the Company is prepared to offer you a separation package on the terms set out below.

Separation Package

The period between today's date and your Separation Date will be considered the "Working Notice Period". The Working Notice Period will not affect your ability to take vacation that has been accrued or pre-approved by the Company.

In addition to the Working Notice Period, the Company is offering you, on a without prejudice basis and subject to your signing the attached Release, a lump sum payment in the amount of $768,627.00, less required withholdings (the "Additional Payment") representing base salary and customary severance benefits. To accept the Additional Payment, please return a signed copy of the attached Release to Yvette Olesen, HR Director Canada after the Separation Date and no later than 4:00 p.m. on October 3, 2025 (the "Deadline"). Should you not return a signed copy of the Release by the Deadline, you will not receive the Additional Payment.

Working Notice Period

During the Working Notice Period, the Company will maintain your salary and benefits, less required withholdings, until the earlier of the Separation Date or the date on which you resign from your employment, decide to waive the Working Notice Period or otherwise leave the Company's employ for any reason prior to the Separation Date. In the event that you decide to leave the Company, for any reason, during the Working Notice Period, we would appreciate you providing the Company with 2 week's advance written notice of your departure. Should you leave the Company during the Working Notice Period, your salary and benefits will cease immediately upon your last day of work, however, for clarity, you will still be entitled to receive the Additional Payment, provided you return a signed Release to the Company.

We trust, of course, that you will continue to perform your duties diligently and faithfully and in the best interests of the company during the Working Notice period. During the Working Notice period, you will continue to be subject to performance evaluation in the normal course, and if necessary, disciplinary action up to and including termination for just cause. You will also continue to adhere to the policies and procedures of the company as usual and in the unlikely event that you are terminated for just cause during the Working Notice Period, you will not receive any further payments, including the additional payment, except for any salary and vacation pay up to your final date of employment.

Following your last day of employment

Shortly after your last day of employment, the following amounts less withholdings, will be paid to you:

1.	your regular earnings up to and including the Separation Date, or your last day of work (as applicable);

2.	vacation pay relating to all accrued, but unused vacation up to and including the Separation Date or your last day of work (as applicable); and

3.	the Additional Payment, provided you return the Release, as outlined above.

Further, the Company will also:

1.	provide you with an employment verification letter (confirming Job title and dates of employment with the Company) if required by you, and

2.	provide you with a Record of Employment (required for determining EI eligibility)

Group Benefits

Your group benefits and Cost Plus plan will be terminated on December 31, 2025. The Company's group life insurance and long-term disability policies may give you the right to convert to individual policies within a limited time period from your last day of employment. You will be solely responsible for paying any premiums on individual insurance coverage you elect to obtain. We strongly recommend that you take steps as you deem necessary to obtain private insurance coverage to replace your terminated group coverage as soon as possible. Please contact our insurer directly to obtain further details with respect to these options. The Company will not take any steps on your behalf to convert group Insurance coverage to personal insurance coverage.

PEOPLE FIRST, INTEGRITY ALWAYS, PRIDE IN OUR WORK, AND GROWTH TOGETHER

Company Property

The company requires return of all Company documents and information in your possession, including any and all digital records you might have at your home. The Company also requires the return of all Company property, including your office keys, fobs, computer and any other Company supplied equipment by no later than your last day of employment. Please return these items by that date.

Confidentiality Obligations and Other Restrictions

In addition, we take this opportunity to remind you of your continuing obligations to the Company, including your obligation to maintain the confidentiality of all information learned or obtained during the course of your employment. We trust that you will continue to hold such confidential and proprietary information of the Company and its business partners, service providers and customers as confidential. Please note that this separation from the Company does not affect, modify or cancel any obligations that you owe to the Company in respect of this information.

We recommend that you consider the terms of this offer carefully and seek whatever legal advice that you feel is necessary. If the above separation offer is acceptable, please return a signed copy of this letter to us by close of business on October 3, 2025.

If you have any questions regarding the above separation offer, please do not hesitate to contact the undersigned.

Yours truly,

ROCKWOOD CANADA SHARED SERVICES INC.

Tal Pizzey

CEO & President

PEOPLE FIRST, INTEGRITY ALWAYS, PRIDE IN OUR WORK, AND GROWTH TOGETHER

EMPLOYEE ACCEPTANCE

By signing below, I acknowledge and confirm that I have read, understand and accept the terms and conditions of the Separation Offer Letter. I reserve the right to retain legal counsel to review the Release and separation letter, prior to execution of the Release. I voluntarily accept this offer and agree to the terms and conditions of the separation offer.

August 26, 2025	/s/ Fiona Sutherland
Date	Fiona Sutherland

PEOPLE FIRST, INTEGRITY ALWAYS, PRIDE IN OUR WORK, AND GROWTH TOGETHER